Exhibit 10.2

GlobalSantaFe Corporation

Amendment to

Terms and Conditions of Performance-Awarded Restricted Stock Units

Pursuant to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, I consent to the following amendments to the Terms and Conditions of my outstanding Performance-Awarded Restricted Stock Units (the “Terms & Conditions”) which shall be incorporated as “Exhibit A” to the Terms & Conditions (the “Amendment”). Notwithstanding the foregoing, this Amendment only applies to an outstanding Performance-Awarded Restricted Stock Unit if I have previously attained age 55 or will attain age 55 during the “Vesting Period” of such Performance-Awarded Restricted Stock Unit (as such term is defined in the Terms & Conditions).

1. The definition of Change in Control in the existing Terms & Conditions shall be amended as follows:

(a) The third subparagraph of the definition of “Change in Control” shall be amended by removing the language “Approval by the equityholders of the Company of.”

(b) The following new subparagraph shall be added to the end of the definition of “Change in Control”:

“Notwithstanding the foregoing, in order to constitute a Change in Control, such transaction must also constitute a “change in ownership or effective control” as defined in Section 409A of the Internal Revenue Code of 1986, as amended.”

2. The Terms & Conditions are modified to provide that notwithstanding anything to the contrary, no Restricted Stock Unit is subject to forfeiture upon termination of employment if such termination occurs following the approval by the equityholders of GlobalSantaFe Corporation of the transaction described in the Merger Agreement executed by GlobalSantaFe Corporation on July 21, 2007.

3. The Terms & Conditions are amended to include the following provision:

“Notwithstanding anything to the contrary hereto, if you are a “specified employee,” as such term is defined in Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended and determined as described below, any payments payable as a result of your termination (other than death) shall not be payable before the earlier of (i) the date that is six months after the your termination, (ii) the date of your death, or (iii) the date that otherwise complies with the requirements of Section 409A of the Code. This paragraph shall be applied by accumulating all payments that otherwise would have been paid within six months of the your termination and paying such accumulated amounts at the earliest date which complies with or is exempt from the application of the requirements of Section 409A of the Code. You shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if you are a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of

December 31 of the preceding year or using such dates as designated by the Compensation Committee in accordance with Section 409A of the Code and in a manner that is consistent with respect to all of the Company’s nonqualified deferred compensation plans. For purposes of determining the identity of specified employees, the Compensation Committee may establish procedures as it deems appropriate in accordance with Section 409A of the Code.”

To evidence your acceptance of these changes, please sign and date this Amendment below and return to Bob Labbe no later than October 31, 2007.

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